Exhibit 21

UNITED AIR LINES, INC. SUBSIDIARIES
(as of March 29, 2007)

Jurisdiction of Incorporation
United Air Lines, Inc.	Delaware
(Wholly-owned subsidiaries):
UAL Loyalty Services, LLC	Delaware
Covia LLC	Delaware
Kion de Mexico, S.A. de C.V.	Mexico
Mileage Plus, Inc.	Delaware
United Aviation Fuels Corporation	Delaware
United Cogen, Inc.	Delaware
United Vacations, Inc.	Delaware
UAL Loyalty Services, LLC
(Wholly-owned subsidiary):
Mileage Plus Holdings, Inc.	Delaware
Mileage Plus Holdings, Inc.
(Wholly-owned subsidiary):
Mileage Plus Marketing, Inc.	Delaware

Covia LLC currently owns a 55.9949803% equity interest in the Galileo Japan Partnership, a Delaware general partnership.